As filed with the Securities and Exchange Commission on March 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZHONE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3509099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7195 Oakport Street

Oakland, California 94621

(Address of principal executive offices including zip code)

Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan

Zhone Technologies, Inc. Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement

(Full title of the plan)

James Norrod

Chief Executive Officer

Zhone Technologies, Inc.

7195 Oakport Street

Oakland, California 94621

(510) 777-7000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Craig M. Garner, Esq.

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value, to be issued pursuant to the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended (2)	866,924 shares	$1.38 (3)	$1,196,356	$139
Common stock, $0.001 par value, to be issued pursuant to the Zhone Technologies, Inc. Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement (4)	1,250,000 shares	$3.70 (5)	$4,625,000	$538

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above named plan or agreement by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.
(2)	Represents 866,924 additional shares of our common stock that became available for issuance on January 1, 2015 under the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended (the “2001 Plan”), pursuant to the evergreen provision of the 2001 Plan, which provides that the number of shares available for issuance under the 2001 Plan will be increased automatically on January 1 of any year in which the number of shares available for issuance under the 2001 Plan is less than five percent (5%) of the total number of outstanding shares on such date. In any such case, the increase is equal to an amount such that the aggregate number of shares available for issuance under the 2001 Plan equals the least of (a) five percent (5%) of the total number of outstanding shares on such date, (b) 1,000,000 shares or (c) such other number of shares as determined by our board of directors.
(3)	The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the common stock as reported on the Nasdaq Stock Market on March 2, 2015, because the price at which the awards to be granted in the future may be exercised is not currently determinable.
(4)	Represents 1,250,000 shares of our common stock issuable upon exercise of stock options granted to James Norrod, our Chief Executive Officer, pursuant to a form of Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement (the “Inducement Option Agreement”).
(5)	The proposed maximum offering price per share has been estimated in accordance with Rule 457 (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the weighted average exercise price of $3.70 per share of the stock options granted under the Inducement Option Agreement.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan or agreement are granted, exercised and/or distributed.

EXPLANATORY NOTE

This registration statement on Form S-8 registers the offer and sale of an additional 2,116,924 shares of common stock of Zhone Technologies, Inc. for issuance under the 2001 Plan. In accordance with Instruction E to Form S-8, the contents of the prior registration statements, File Nos. 333-123369, 333-132336, 333-141153, 333-149598, 333-155321, 333-158009, 333-165510, 333-172876, 333-180148 and 333-194334 are hereby incorporated by reference. In addition, this registration statement on Form S-8 registers the offer and sale of 1,250,000 shares of common stock of Zhone Technologies, Inc. issuable to James Norrod, our Chief Executive Officer, pursuant to the Inducement Option Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Zhone Technologies, Inc. is sometimes referred to as “Zhone,” “registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	Our Annual Report on Form 10-K filed with the SEC on March 6, 2015; and

(b)	The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on May 11, 2001, including any subsequently filed amendments and reports updating such description (File No. 000-32743).

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Item 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification.

Our certificate of incorporation, as restated, provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Our certificate of incorporation, as restated, provides that we will indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Zhone, or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, to the full extent authorized by the Delaware General Corporation Law.

Our certificate of incorporation, as restated, also eliminates the personal liability of a director to Zhone or to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or to our stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation, as restated, also permits us to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of Zhone for any liability asserted against him or her in such capacity, or arising out of his or her status as such, regardless of whether we would have the power to indemnify such person under the provisions of our certificate of incorporation, as restated. We have obtained directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our certificate of incorporation, as restated. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses and liabilities of any type incurred by any such person in connection with the investigation, defense or appeal of any proceeding to which such person is a party by reason of the fact such person is or was an agent of the company at any time or by reason of anything done in such capacity. These agreements also require us to maintain directors’ and officers’ liability insurance. We believe that these provisions in our certificate of incorporation, as restated, and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation, as restated, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index on page 5 is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on March 6, 2015.

Zhone Technologies, Inc.

By:	/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Norrod and Kirk Misaka, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Norrod James Norrod	President, Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2015

/s/ Kirk Misaka Kirk Misaka	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 6, 2015

/s/ Morteza Ejabat Morteza Ejabat	Executive Chairman of the Board of Directors	March 6, 2015

/s/ Michael Connors Michael Connors	Director	March 6, 2015

/s/ Robert Dahl Robert Dahl	Director	March 6, 2015

C. Richard Kramlich	Director	March 6, 2015

/s/ Nancy Pierce Nancy Pierce	Director	March 6, 2015

/s/ James Timmins James Timmins	Director	March 6, 2015

/s/ Mahvash Yazdi Mahvash Yazdi	Director	March 6, 2015

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Latham & Watkins LLP with respect to the legality of the shares being registered

10.1	Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of registrant’s Form 8-K filed on May 17, 2007)

10.2	First Amendment to the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of registrant’s Form 8-K filed on October 17, 2008)

10.3	Form of Stock Option Agreement for the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of registrant’s Form 8-K filed on September 1, 2006)

10.4	Form of Restricted Stock Award Agreement for the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of registrant’s Form 8-K filed on May 17, 2007)

10.5	Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement dated July 21, 2014, by and between Zhone Technologies, Inc. and James Norrod

23.1	Consent of independent registered public accounting firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)